Delta Apparel Reports First Quarter Fiscal 2019 Results
Company achieves sales growth of 12.5% and increases profitability

GREENVILLE, SC - February 4, 2019 (GLOBE NEWSWIRE) - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal year 2019 first quarter ended December 29, 2018.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our team delivered a strong start to the new fiscal year and we are pleased with the wide-ranging performance we saw across our business during the first quarter, including double-digit sales growth in both our Delta Group and Salt Life Group segments. The continuing expansion of our digital print business, DTG2Go, which grew over 250% during the quarter, and double-digit sales growth in our Salt Life lifestyle brand were key drivers in our results.”

Mr. Humphreys continued, “We believe we are well-positioned for more growth as we look to further capitalize on our industry-leading position in the digital print space, leverage our vertical manufacturing platform and increase consumer awareness of our Salt Life lifestyle brand through new product categories as well as growth with national and regional retailers and our own direct-to-consumer channels. This is an exciting time for Delta Apparel and we are extremely optimistic about our prospects going forward.”

For the first quarter ended December 29, 2018:

•
Net sales were $101.7 million, up 12.5% from $90.3 million in the prior year first quarter. Net sales in the Delta Group, which is comprised of the Company’s DTG2Go digital print business, Delta Activewear business and Soffe brand, increased 12.5%. Net sales in the Salt Life Group, which is comprised of the Company’s Salt Life and Coast lifestyle brands, increased 13.5%.

•	Gross profit was $18.6 million, up 13% from $16.4 million in the prior year first quarter. Gross margin improved 20 basis points to 18.3% compared to 18.1% in the prior year period.

•	Selling, general and administrative ("SG&A") expenses as a percentage of overall sales was 16.5%, generally flat with the prior year first quarter.

•
Operating income was $117 thousand compared to $1.7 million in the prior year first quarter, with the decrease attributable to a discrete expense of $2.5 million taken during the quarter in connection with the resolution of litigation stemming from The Sports Authority's March 2016 bankruptcy. Excluding that expense, operating income was $2.6 million, up 49% from $1.7 million in the prior year. Delta Group segment operating income was impacted by the litigation expense and came in at $2.8 million, compared to $4.4 million in the prior year first quarter. Excluding that expense, Delta Group operating income improved $0.8 million, or 18.5%, over the prior year. Salt Life Group segment operating income was $0.4 million, up 58% from $0.2 million in the prior year first quarter.

•
The Company experienced a net loss for the quarter of $1.1 million, or $0.17 per diluted share, an improvement over the prior year first quarter’s loss of $10 million, or $1.37 per diluted share. Excluding the above-referenced $2.5 million litigation expense, the Company achieved earnings per diluted share of $0.14, a 75% increase over prior year earnings per share of $0.08 after excluding a discrete provisional tax expense of $10.6 million associated with United States tax reform legislation.

During the quarter, the Company spent $1.8 million on capital expenditures, $12 million on the acquisition of SSI Digital Print Services, and $1.7 million to repurchase 92,000 shares of Company stock. Total debt, including capital lease financing, at quarter-end was $134 million, up $22 million from the end of the prior year first quarter due principally to the Company’s recent digital print acquisitions. Total inventory at quarter-end was $187.7 million compared with $174.5 million a year ago due to more units on hand from the recent digital print acquisitions as well as higher per unit cost inventory due to inflationary cost increases.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 866-575-6539.  If calling from outside the United States, please dial 323-794-2423.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software.  A replay of the call will be available through March 4, 2019.  To access the telephone replay, participants should dial toll-free 844-512-2921.  International callers can dial 412-317-6671.  The access code for the replay is 7993355.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company specializes in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and

specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.
Investors:
Tom Filandro, 646-277-1235
Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	December 29, 2018	December 30, 2017

Net Sales	$101,675	$90,342
Cost of Goods Sold	83,105	73,972
Gross Profit	18,570	16,370

Selling, General and Administrative	16,784	14,979
Other Expense (Income), Net	1,745	(347)
Operating Income	41	1,738

Interest Expense, Net	1,765	1,334

(Loss) Income Before Provision for Income Taxes	(1,724)	404

(Benefit From) Provision for Income Taxes	(499)	10,356

Consolidated Net Loss	(1,225)	(9,952)

Net Loss Attributable to Non-Controlling Interest	(76)	—

Net Loss Attributable to Shareholders	$(1,149)	$(9,952)

Weighted Average Shares Outstanding
Basic	6,924	7,268
Diluted	6,924	7,268

Net Loss per Common Share
Basic	$(0.17)	$(1.37)
Diluted	$(0.17)	$(1.37)

	December 29, 2018	September 29, 2018	December 30, 2017
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$558	$460	$603
Receivables, Net	56,857	46,879	51,010
Income Tax Receivable	18	38	404
Inventories, Net	187,653	174,983	174,505
Prepaids and Other Assets	3,652	3,062	4,916
Total Current Assets	248,738	225,422	231,438

Noncurrent Assets
Property, Plant & Equipment, Net	54,883	52,114	45,449
Goodwill and Other Intangibles, Net	60,625	53,715	35,842
Deferred Income Taxes	1,924	1,374	2,656
Investment in Joint Venture	9,399	8,980	4,140
Other Noncurrent Assets	1,760	2,004	2,137
Total Noncurrent Assets	128,591	118,187	90,224

Total Assets	$377,329	$343,609	$321,662

Current Liabilities
Accounts Payable and Accrued Expenses	$80,995	$64,750	$57,676
Current Portion of Contingent Consideration	638	638	—
Current Portion of Capital Lease Financing	5,106	3,846	1,424
Current Portion of Long-Term Debt	8,176	6,577	6,600
Total Current Liabilities	94,915	75,811	65,700

Noncurrent Liabilities
Long-Term Taxes Payable	3,862	4,259	8,058
Long-Term Contingent Consideration	9,644	9,904	1,300
Long-Term Capital Lease Financing	11,512	9,302	4,734
Long-Term Debt	109,322	92,083	99,360
Deferred Income Taxes	2,404	2,132	—
Other Noncurrent Liabilities	315	—	—
Total Noncurrent Liabilities	137,059	117,680	113,452

Common Stock	96	96	96
Additional Paid-In Capital	58,663	61,979	59,856
Equity Attributable to Non-Controlling Interest	17	93	—
Retained Earnings	127,539	128,695	117,401
Accumulated Other Comprehensive (Loss) Income	(236)	136	51
Treasury Stock	(40,724)	(40,881)	(34,894)
Equity Attributable to Delta Apparel, Inc.	145,355	150,118	142,510

Total Liabilities and Equity	$377,329	$343,609	$321,662